Exhibit 5.2
July 24, 2009
Petróleos Mexicanos
Avenida Marina Nacional No. 329
Colonia Huasteca
México, D.F. 11311
México
Re:	Petróleos Mexicanos Registration Statement on Form F-4
Ladies and Gentlemen:
          I am the General Counsel of Petróleos Mexicanos (the “Issuer”), a decentralized public entity of the Federal Government of the United Mexican States (“Mexico”). In such capacity, I am familiar with the preparation and filing by the Issuer and its subsidiaries, Pemex-Exploración y Producción, Pemex-Refinación and Pemex-Gas y Petroquímica Básica (the “Guarantors”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), of a Registration Statement on Form F-4 (the “Registration Statement”) in connection with the proposed offer to exchange (the “Exchange Offer”) up to U.S. $2,000,000,000 aggregate principal amount of 8.00% Notes due 2019 (the “New Securities”) that have been registered under the Act for an equal principal amount of the Issuer’s issued and outstanding 8.00% Notes due 2019 (the “Old Securities”). The New Securities will be issued pursuant to an Indenture dated as of January 27, 2009 (the “Indenture”) between the Issuer and Deutsche Bank Trust Company Americas, as trustee (the “Trustee”). Pursuant to a guaranty agreement dated July 29, 1996 (the “Guaranty Agreement”) among the Issuer and the Guarantors, and certificates of designation dated February 3, 2009 (the “Certificates of Designation”) issued by the Issuer thereunder, all of the Issuer’s payment obligations under the New Securities will be unconditionally guaranteed, jointly and severally, by the Guarantors. Unless otherwise defined herein, capitalized terms used in this opinion shall have the meanings set forth in the Indenture.
          For purposes of this opinion, I have examined the following documents:

          (a) the Registration Statement and the prospectus (the “Prospectus”) contained therein;
          (b) the Indenture;
          (c) the form of the New Securities; and
          (d) the Guaranty Agreement and the Certificates of Designation.
          In addition, I have examined and relied on the originals or copies, certified or otherwise identified to my satisfaction, of all such corporate records of the Issuer and the Guarantors and such other instruments and other certificates of public officials, officers and representatives of the Issuer and the Guarantors and such other persons, and I have made such investigations of law, as I have deemed appropriate as a basis for the opinions expressed below.
          Based upon the foregoing examination and review, I am of the opinion that:
          1. The Issuer has the requisite corporate power and authority to perform its obligations under the Exchange Offer, and has taken all necessary corporate action to authorize the issuance, execution and delivery of the New Securities.
          2. At the time of execution and delivery, the Issuer had the requisite corporate power and authority to execute and deliver, and has the requisite corporate power and authority to perform its obligations under the Indenture, and the Indenture has been duly authorized, executed and delivered by the Issuer, and constitutes a valid, binding and enforceable obligation of the Issuer.
          3. When the New Securities are executed and delivered by the Issuer and authenticated and delivered by the Trustee in exchange for an equal principal amount of Old Securities, the New Securities will constitute valid, binding and enforceable obligations of the Issuer, and the Guaranty Agreement and the guaranties of the New Securities thereunder will constitute valid, binding and enforceable obligations of the Guarantors, subject in each case to applicable public policy regulations and liquidation, winding up, dissolution and similar laws affecting creditors’ rights generally.
          4. The statements in the Prospectus under the caption “Taxation—Mexican Taxation,” insofar as such statements relate to statements of law or legal conclusions under the laws of Mexico, fairly summarize the matters referred to therein.
          I hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement and to the reference to me under the caption “Validity of Securities” in the Prospectus, without admitting that I am an “expert” within the meaning of the Act or the rules and regulations of the Commission issued thereunder with respect to any part of the Registration Statement, including this Exhibit.

Very truly yours,
/s/ José Néstor García Reza
José Néstor García Reza
General Counsel of Petróleos Mexicanos

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